EXHIBIT 10.29
January 14, 2009
Mike Long
3 Stegner Lane
Austin, Texas 78746
     Re:      Employment Agreement
Dear Mike:
     This letter agreement (the “Letter Agreement”) amends and modifies the terms of the employment agreement entered into between you and Move, Inc. (f/k/a Homestore.com, Inc.) dated March 6, 2002 (the “Employment Agreement”) as follows.
The following language shall be added to the end of Section 8.(b) of the Employment Agreement:
“During the period in which you receive the Cash Severance, you shall be entitled to also receive the benefits set forth in Section 4(d) of this agreement. In addition, in the event of your Involuntary Termination, Termination for Death or Disability, or Termination without Cause, subject to your execution (or the execution by your executor or personal representative in the case of your death) of the acknowledgment and release attached as Exhibit A, and your continued cooperation with the Company as directed by the Board of Directors up to such termination, all Company stock options granted to you shall be exercisable for a period of three (3) years after the final payment of the Cash Severance; provided, however, that the Options described in Section 5 of this agreement shall be exercisable until their expiration as set forth in Section 5.”
     Except as specifically stated in this Letter Agreement, all of the terms and conditions of the Employment Agreement remain in full force and effect. Any capitalized terms not defined herein are as defined in the Employment Agreement.
     Please indicate your agreement with the foregoing terms by signing and returning this Letter Agreement to me.
     Thank you.

Best regards,
By:	/s/ Joe Hanauer
Joe Hanauer
Chairman of the Board Move, Inc.

AGREED AND ACCEPTED:
By:	/s/ W. Michael Long
W. Michael Long